SANFORD C BERNSTEIN & CO. ETF SERIES

NEW FUND ADDENDUM DATED FEBRUARY 28, 2017 TO
AMENDED AND RESTATED ADMINISTRATION AGREEMENT
 DATED AS OF NOVEMBER 10, 2011 (THE “AGREEMENT”)
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST ON BEHALF OF
SANFORD C BERNSTEIN & CO. ETF SERIES
AND
 SEI INVESTMENTS GLOBAL FUNDS SERVICES

Relationship to Agreement:
Except as specifically set forth herein, defined terms used in this New Fund Addendum shall have the meaning set forth in the Agreement. Upon executing this New Fund Addendum, each Fund shall be included in the terms and conditions of the Agreement as if the same had been an original party thereto. In the event of a conflict between the terms set forth in this New Fund Addendum and any terms set forth in the Agreement, the terms set forth in this New Fund Addendum shall govern, but solely with respect to the Funds described herein.

Funds:	Bernstein US Research Fund Bernstein Global Research Fund
Fees:
The following fees are due and payable monthly to the Administrator pursuant to Section 8 of the Agreement out of the assets of the Funds set forth herein, except to the extent the Advisor agrees to pay or reimburse the Funds’ expenses, in which case such fees shall be paid by the Advisor. Each Fund will be charged the greater of its pro rata allocation of the Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fee:
[XX] basis points on the first $[XX] in net assets of the Funds
[XX] basis points on the next $[XX] in net assets of the Funds
[XX] basis points on the next $[XX] in net assets of the Funds
[XX] basis points on the next $[XX] in net assets of the Funds
[XX] basis points on the next $[XX] in net assets of the Funds
[XX] basis points on the next $[XX] in net assets of the Funds
[XX] basis points on net assets of the Funds in excess of $[XX] billion

The Asset Based Fee shall be calculated based on the aggregate average daily net assets of the [Developed World Fund] and International World Fund], allocated pro rata based on the average daily net assets of each Fund during the relevant period. Asset Based Fees applicable for additional Funds shall be as mutually agreed upon by the parties.

Annual Minimum Fee:	The Annual Minimum Fee shall be $[XX] per Fund.
Implementation Fee:
$[XX] payable upon execution of this New Fund Addendum, payable for implementation of each Fund. Implementation Fee payable for additional Fund added hereafter shall be as mutually agreed by the parties.

Out of Pocket Expenses:
All reasonable out of pocket expenses (i.e., blue sky fees, fulfillment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Administrator on behalf of the Funds will be billed to the applicable Fund quarterly in arrears.

Annual CPI Increase:
The fees payable hereunder shall be subject to one annual increase at the Administrator discretion, equal to the percentage increase in the Philadelphia Consumer Price Index since the Effective Date with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that the Administrator shall notify the Advisor of the Funds of its intent to effectuate any such increase at least thirty days prior to the effective date of such increase.

Reorganization Fees:
The Advisor shall pay the Administrator a transaction charge equal to $[XX] in connection with each Reorganization Event to which a Fund is a party. For purposes of the foregoing a “Reorganization Event” means any material change in the organizational structure of a Fund, including, without limitation, any merger, acquisition or divestiture of all or any portion of the assets of a Fund as well as any acquisition or merger transaction between the Fund and any other fund.

Operational Automation:
A critical component of the Administrator’s services is fund valuations. Automated trace delivery and receipt between the Advisor and Administrator is critical to high quality service. Accordingly, Administrator and the Advisor of the Funds agree to use best efforts to implement automated trade delivery and receipt as soon as practicable after the Funds’ establishment in the Trust.

Term:
The term of this New Fund Addendum shall continue in effect with respect to the Funds for a period of three years from and after the date on which the Administrator first calculates the first Fund’s net asset value (the “Initial Term”). Following expiration of the Initial Term, this New Fund Addendum shall continue in effect for successive periods of one year (each, a “Renewal Term”).

Termination:
This New Fund Addendum may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on one hundred eighty days prior written notice: (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date: or (c) as to any portfolio, upon forty-five days prior written notice, effective (i) upon the reorganization or merger of a portfolio into another entity, provided that the Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of such surviving entity; or (ii) upon any “change of control” of the Advisor by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Advisor to a third party, provided that the Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf

Early Termination:
Subject to the terms and conditions set forth in this paragraph, the parties may agree to terminate this New Fund Addendum on or before the expiration of the then current term (hereinafter, an “Early Termination”). In the event the parties agree to an Early Termination, the parties will agree upon the effective date of such Early Termination and, on or before such effective date, the Fund shall (i) not be in material breach of the Agreement (including this New Fund Addendum) and (ii) pay the Buyout Amount to the Administrator in the manner set forth below. As used herein, the term “Buyout Amount” shall mean the amount that is equal to (1) the average monthly fee payable by the Fund to the Administrator hereunder during the six month period (or such shorter period if fewer than six months have elapsed since the effective date of this New Fund Addendum) immediately preceding the mutual agreement called for in this paragraph multiplied by (2) the number of months remaining in the then current term (including any Renewal Term to which the Fund is already committed). The Fund shall pay the Buyout Amount to the Administrator on or before the effective date of the Early Termination by means of wire or other immediately available funds.

Advisor Expense Repayment:
Any and all out of pocket fees, costs, or expenses advanced by the Administrator, in its sole discretion on behalf of the Funds or the undersigned Advisor, as a result of any failure to fully satisfy and comply with any and all applicable portfolio expense caps or expense ratio limits, shall be the responsibility of the Advisor and shall be promptly repaid to the Administrator (“Repayment Obligation”). Any such Repayment Obligation of the Advisor shall survive: (i) the termination of the Agreement and this New Fund Addendum thereto, (ii) any merger or liquidation of any subject portfolio, unless and until the Repayment Obligation is indefeasibly paid in full.

Notice to Advisor:	Name of Party or Parties:	Exchange Traded Concepts, LLC
	Name of Contact:	Garrett Stevens
	Address:	10900 Hefner Pointe Drive, Suite 207, Oklahoma City,
		OK 73120
	Telephone No.:	405.778.8377
	Facsimile No.:	405.778.8375
	Email Address:	garrett@exchangetradedconcepts.com

IN WITNESS WHEREOF, the parties hereto have executed this New Fund Addendum by their duly authorized representatives as of the day and year first above written.

EXCHANGE TRADED CONCEPTS TRUST
on behalf of the Bernstein US Research Fund and Bernstein Global Research Fund

BY:
Name: J. Garrett Stevens
Title: President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY:
Name: John Alshefski
Title: SVP

AGREED TO AND ACCEPTED BY:

EXCHANGE TRADED CONCEPTS, LLC
Advisor to the Bernstein US Research Fund and Bernstein Global Research Fund
BY:
Name: J. Garrett Stevens
Title: Chief Executive Officer